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PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:  BRUCE WALSH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
(401) 847-5500


        Newport Bancorp, Inc. Reports Results for Third Quarter of 2006

     Newport, Rhode Island, November 10, 2006. Newport Bancorp, Inc. (the "Company") (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the "Bank" or "NewportFed"), announced third quarter earnings for 2006. For the three months ended September 30, 2006, the Company reported a net loss of $2.3 million, as compared to the net loss of $86,000 for the same period last year. For the nine months ended September 30, 2006, the Company reported a net loss of $2.1 million, as compared to net income of $416,000 for the same period last year. The loss was the result of a non-recurring charge of $3.6 million for the contribution made to the NewportFed Charitable Foundation recorded in the third quarter of 2006. Because shares had not been issued and outstanding during the entire period, earnings per share have not been reported for the nine months ended September 30, 2006.

     On July 6, 2006, the Bank completed its mutual-to-stock conversion and related stock offering with the issuance of 4,878,349 shares (including 361,359 shares issued to the NewportFed Charitable Foundation). The Company's stock began trading on July 7, 2006, on the Nasdaq National Market, under the symbol "NFSB".

     Net interest income for the three and nine months ended September 30, 2006 increased to $4.2 million and $11.9 million, respectively, from $3.5 million and $10.3 million, respectively, for the prior year periods, reflecting a higher net interest margin, and higher levels of interest-earning assets. The net interest margin ("NIM") increased to 4.08% and 3.60% for the three and nine months ended September 30, 2006, compared to 3.56% and 3.58%, respectively, for the prior year periods.

     Since December 31, 2005, the Company's balance sheet has increased by $30.3 million or 11.6%, to $292.7 million. The increase is primarily attributed to the increase in capital from the stock offering. Net loans increased 9.1%. The increase in loans was primarily due to strong residential and commercial real estate loan demand. Cash and cash equivalents increased by $11.5 million to $16.4 million at September 30, 2006 from $4.9 million at December 31, 2005. This increase was the result of investing a portion of the stock offering proceeds in short-term investments. FHLB borrowings decreased by $17.9 million, or 35.8%, from December 31, 2005. Some of the proceeds from the stock offering were used to pay down $7.2 million of FHLB long-term borrowings, to reduce higher cost wholesale borrowings. Deposits increased by $6.1 million to $198.7 million at September 30, 2006 from $192.6 million at December 31, 2005.

     Asset quality remains strong at the close of the third quarter. There were no non-performing assets at September 30, 2006.

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     Kevin M. McCarthy, President and Chief Executive Officer, commented that "We have a dedicated and enthusiastic team here at NewportFed. As we work toward implementing a growth strategy, focused on building profitable lending and deposit relationships, we remain committed to serving our communities with the highest level and quality of customer service. Our local charities and neighborhoods will benefit from our support through the $3.6 million donation to the NewportFed Charitable Foundation. We appreciated the support expressed by our depositors in the Company's public offering, and we will work hard to enhance shareholder value for them as we move forward."

     Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Newport Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

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

CONSOLIDATED BALANCE SHEETS

                                                SEPTEMBER 30, 2006      DECEMBER 31, 2005
                                                ------------------      -----------------
                                                               (Unaudited)
                                                              (In thousands)
     ASSETS

Cash and due from banks                           $  3,292                  $  1,695
Short-term investments                              13,153                     3,219
                                                ------------------      ------------------
    Cash and cash equivalents                       16,445                     4,914

Certificates of deposit                                  -                     3,000
Securities available for sale, at fair value         6,543                     6,334
Securities held to maturity, at amortized cost       1,987                     2,292
Federal Home Loan Bank stock, at cost                2,469                     3,040

Loans                                              255,515                   234,179
Allowance for loan losses                           (1,935)                   (1,853)
                                                ------------------      ------------------
    Loans, net                                     253,580                   232,326
                                                ------------------      ------------------
Premises and equipment, net                          6,043                     6,000
Accrued interest receivable                          1,065                       909
Deferred income taxes                                1,807                       739
Bank-owned life insurance                            1,863                     1,807
Other assets                                           927                     1,026
                                                ------------------      ------------------
    Total assets                                  $292,729                  $262,387
                                                ==================      ==================

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                          $198,713                  $192,581
Short-term borrowings                                    -                     6,233
Long-term borrowings                                32,198                    43,890
Accrued expenses and other liabilities               2,563                     1,699
                                                ------------------      ------------------
    Total liabilities                              233,474                   244,403
                                                ------------------      ------------------

Preferred stock, $.01 par value; 1,000,000
  shares authorized; none issued
Common stock, $.01 par value; 19,000,000
  shares authorized; 4,878,349 shares
  issued and outstanding atSeptember 30, 2006           49                         -
Additional paid in capital                          47,184                         -
Retained earnings                                   16,009                    18,133
Unearned ESOP shares                                (3,837)                        -
Accumulated other comprehensive loss                  (150)                     (149)
                                                ------------------      ------------------
    Total stockholders' equity                      59,255                    17,984
                                                ------------------      ------------------
    Total liabilities and stockholders' equity    $292,729                  $262,387
                                                ==================      ==================
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

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                             ---------------------------    ----------------------------
                                                                2006            2005            2006            2005
                                                             -----------    ------------    ------------    ------------
                                                                                       (Unaudited)
                                                                                      (In thousands)
Interest and dividend income:
  Interest and fees on loans                                  $  3,933        $  3,348        $  11,277       $  9,879
  Interest on securities                                            99             78             281             223
  Dividends on Federal Home Loan Bank stock                         99             33             178              94
  Interest on certificates of deposit                                1             23              13              80
  Interest on short-term investments                               113             37             160              59
                                                             -----------    -----------     -----------      -----------
    Total interest and dividend income                           4,245          3,519          11,909          10,335
                                                             -----------    -----------     -----------      -----------

Interest expense:
  Interest on deposits                                             969            694           2,766           1,801
  Interest on short-term borrowings                                  -             16             369              65
  Interest on long-term borrowings                                 429            596           1,562           1,880
                                                             -----------    -----------     -----------      -----------
    Total interest expense                                       1,398          1,306           4,697           3,746
                                                             -----------    -----------     -----------      -----------
Net interest income                                              2,847          2,213           7,212           6,589
Provision for loan losses                                           50             66              82             198
    Net interest income, after provision for loan losses         2,797          2,147           7,130           6,391
                                                             -----------    -----------     -----------      -----------

Other income:
  Customer service fees                                            445            355           1,121           1,027
  Gain on sales of loans                                             -             21              14              93
  FHLB prepayment penalties                                       (367)             -            (367)              -
  Miscellaneous                                                     47             47             152             140
                                                             -----------    -----------     -----------      -----------
    Total other income                                             125            423             920           1,260
                                                             -----------    -----------     -----------      -----------
Operating expenses:
  Salaries and employee benefits                                 1,387          1,211           3,976           3,509
  Occupancy and equipment, net                                     305            281             920             862
  Data processing                                                  278            270             771             792
  Professional fees                                                118            201             294             379
  Marketing                                                        241            199             716             517
  Contribution to NewportFed Charitable Foundation               3,614              -           3,614               -
  Other general and administrative                                 180            277             612             667
                                                             -----------    -----------     -----------      -----------
    Total operating expenses                                     6,123          2,439          10,903           6,726
                                                             -----------    -----------     -----------      -----------
Income (loss) before income taxes                               (3,201)           131          (2,853)            925

Provision (benefit) for income taxes                              (855)           217            (729)            509
                                                             -----------    -----------     -----------      -----------
Net income (loss)                                             $ (2,346)       $   (86)        $(2,124)        $   416
                                                             ===========    ===========     ===========      ===========
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